M.S. Farrell & Co., Inc.
                                 67 Wall Street
                            New York, New York 10005
                  -------------------------------------------
              Tel 212-495-5304 Fax 212-855-6480 Email rlk1@idt.net


November 20, 1997

VIA TELEFAX AND OVERNIGHT COURIER

Barry Cinnamon
President
Software Publishing Corporation Holdings, inc.
16 Passaic  Avenue
Fairfield, NJ 07004

        Re:  Financial Advisory Agreement, As of November 20, 1997

Dear Mr. Cinnamon:

1. We are pleased to set forth in this agreement (the "Agreement") the terms of the retention of M.S. Farrell & Co., Inc. ("MSF") by Software Publishing Corporation Holdings, Inc., its affiliates, successors, subsidiaries or assigns (collectively, the "Company").

2. MSF will assist the Company as its non-exclusive financial advisor. In connection with MSF's activities on the Company's behalf, MSF will refamiliarize itself with the business, operations, properties and financial condition and prospects of the Company. MSF's services shall include introducing the Company to the broker/dealer financial community, advising the Company on potential acquisitions and/or divestitures suitable for the Company, advising the Company on the feasibility of future offerings both publicly and privately of debt and/or equity of the Company, and such other investment banking services as may be mutually agreed upon by MSF and the Company.

3.      In  connection  with  MSF"s  activities  on the  Company's  behalf,  the
        Company will cooperate with MSF and will furnish MSF with all information and data concerning the Company and other parties as appropriate (the "Information") which MSF deems appropriate and will provide MSF with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all Information made available to MSF by the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The
        Company acknowledges and agrees that, in rendering its services hereunder, MSF will be using and relying on the Information without independent verification thereof by MSF or independent appraisal by MSF of any of the Company's assets. MSF does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company (or any other party as appropriate).

4. The Company agrees that the warrants (the "Warrants") to purchase 400,000 shares of common stock of Software Publishing Corporation Holdings, Inc., f/k/a/ Allegro New Media, Inc. ("Software"), issued to, among others, MSF, its employees and affiliates on or about August 20, 1995 and exercisable at a price of $6.875, shall be immediately converted to warrants to purchase 340,000 shares of Software (i.e. the number of shares exercisable by each warrant shall be reduced by fifteen percent [15.0%]) each warrant with a new exercise price of $2.00 and; b) that all of the options (the "Options") to purchase 103,300 shares issued to MSF, its employees, and its affiliates on or about December 5, 1995 with an original exercise price of $6.l5 shall convert to 87,805 options (i.e., the number of shares exercisable by each option shall be reduced by fifteen percent [15.0%]) each option with a new exercise price of $2.00. All of the other original terms and conditions of such warrants and options so converted shall remain the same. MSF and Richard Klass hereby agree that no adjustment to the exercise price or number of shares subject to the Warrants and the Options shall be made in connection with the sale by Software of an aggregate of 961,000 shares of Common Stock to Howard Milstein, Ronald Altman, Patriot Group, L.P., Dr. Gerold M. Fleischner and Stephen P. Rosenblatt.

5. If, at any time within one (1) year after the date of termination of this Agreement, the Company enters into any Transaction, as defined below, with any corporation, partnership or other entity identified by the Company and substantially assisted in any way in such Transaction by MSF during the term of this Agreement (a "Company Introduced Party"), then the Company shall pay MSF at the time of and from the proceeds of the initial closing of such Transaction (including subsequent follow up transactions or financings):

                     a) 2% of the Aggregate Consideration (as defined below) of such Transaction.

                          For purposes of clarity in this Agreement, the Company is not obligated to seek MSF's assistance with a Company Introduced Party transaction.

6. If, at any time within three years after the date of termination of this Agreement, the Company enters into any Transaction with any corporation, partnership or other entity identified to the Company by MSF during the term of this Agreement (an "Introduced Party"), then the Company shall pay MSF at the time of and from the proceeds of the initial closing of such Transaction (including subsequent follow up transactions or financings):

                     a) 7% of the Aggregate  Consideration  of such  transaction for the first $2 million value of such transaction, 5% of the next $2 million Aggregate Consideration of such transaction, 3% of the next $2 million Aggregate Consideration of such transaction, and 2% of the remaining Aggregate Consideration of such transaction.

7. The Company hereby agrees to give a five (5) business days prior written notice to MSF before the consummation of any Transaction and consents to inform MSF of the time and place of settlement of such transaction(s) and permit attendance with counsel thereto. Subject to paragraph 9 below, MSF shall be paid directly from the proceeds of the closing(s), if and when such transaction(s) shall occur.

8. As used in this Agreement, the term "Transaction" shall include, but not be limited to, a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Introduced Party is acquired by, or combined with, the Company, (b) the acquisition, directly or indirectly, in whole or in part by the Company of the assets or securities of the Introduced Party.

9. For purposes of this Agreement, "Aggregate Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent earned or other consideration, paid or payable, directly or indirectly, in connection with the Transaction. The fair market value of any such securities (whether debt or equity) or other property shall be determined by the closing or last sales price of such securities on the date of the consummation of the Transaction, provided, that if such non-cash consideration is a class of publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the 20 trading days prior to the fifth trading day prior to the consummation of the Transaction. If no public market exists for the securities issued in the transaction, then the fair market value thereof shall be mutually agreed upon the by Company's Board of Directors and MSF in good faith.

        Aggregate Consideration shall also be deemed to include the principal value of any indebtedness, including, without limitation, pension liabilities, guarantees and other obligations assumed directly or indirectly, in connection with, or which survives the closing of the Transaction.

        If the Transaction involves a sale of all or a substantial part of the operating assets of the Company, the term Aggregate Consideration shall include (x) the value of any current assets not sold, minus (y) the value of any current liabilities not assumed by the Buyer.

        If the Aggregate Consideration receivable in the Transaction is subject to increase by contingent payments related to future events, MSF's fee shall be calculated on the basis of the actual consideration receivable, and the entire amount of such fee shall be payable as such consideration is paid to the Company. In addition, any amounts paid in connection with a non-competition, consulting or similar agreement shall be deemed to be a part of the Aggregate Consideration paid in the Transaction.

        If the Aggregate Consideration received or receivable in the Transaction is subject to decrease related to future events, or any portion of such Aggregate Consideration is placed in escrow or otherwise withheld by any source(s) of capital awaiting the outcome of future events, MSF's fee shall be proportionately escrowed provided, however, that MSF shall be paid proportionately as funds are released from escrow.

        If the Aggregate consideration to be paid is computed in any other foreign currency, the value of such foreign currency shall, for purposes hereof, be converted to U.S. Dollars at the prevailing exchange rate on the date or dates on which such consideration is payable.

        In the event of a dispute, all such non-cash consideration shall be evaluated in terms of the total amount of the Transaction by a mutually agreed upon third party.

10. In addition to the fees described above, the Company agrees to promptly reimburse MSF, upon request from time to time, for reasonable out-of-pocket expenses incurred (including fees and disbursements of counsel, and of other consultants and advisors retained by MSF) in connection with MSF's acting for the Company pursuant to this Agreement. Such expenses shall not exceed $500.00 in any month without the written permission of the Company.

11. Recognizing that transaction of the type contemplated by this engagement sometimes result in litigation and that MSF's role is limited to acting as the Company's financial advisor, the Company agrees to indemnify MSF (and its directors, officers, agents, employees, and controlling persons) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of MSF's and such persons counsel and all out-of-pocket expenses incurred in any connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom, such fee, disbursements and expenses to be reimbursed quarterly as incurred) arising out of any actual or proposed Transaction or MSF's engagement hereunder (provided, however, there shall be excluded from such indemnification any such claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination, or a settlement tantamount thereto, to constitute willful, bad faith, or reckless misconduct on the part of MSF). The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law.

12. The term of this Agreement shall be for a period of one year from the date of execution hereof and shall automatically renew for an additional one year period unless terminated in writing by either party prior to any anniversary date of this Agreement.

13. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein.

14. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

15. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

        If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

        Very truly yours,

        M.S. FARRELL & COMPANY, INC.


        By: /s/ Richard L. Klass
        Richard L. Klass
        Managing Director/Corporate Finance


        RICHARD L. KLASS: For purposes of paragraph 4. only


        By: /s/ Richard L. Klass
        Richard L. Klass, personally


        AGREED TO AND ACCEPTED:

        Software  Publishing   Corporation  Holdings,  Inc.,   hereby   accepts
        the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this 20th day of November 1997.

        Software Publishing Corporation Holdings., Inc.


        By: /s/Barry A. Cinnamon
        Barry Cinnamon
        President
        Software Publishing Corporation Holdings., Inc.